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Filed Pursuant to Rule 424(b)(3)
File No. 333-185111

CORPORATE PROPERTY ASSOCIATES 18—GLOBAL INCORPORATED

Prospectus Supplement No. 10 Dated April 16, 2015
To Prospectus Dated April 25, 2014

          This prospectus supplement (the "Prospectus Supplement") is part of, and should be read in conjunction with, the prospectus of Corporate Property Associates 18—Global Incorporated, dated April 25, 2014 (as amended or supplemented, the "Prospectus"). Unless the context indicates otherwise, the information contained in this Prospectus Supplement supersedes the information contained in the Prospectus. Terms used but not defined in the Prospectus Supplement shall have the meanings given to them in the Prospectus. A copy of the Prospectus will be provided by Corporate Property Associates 18—Global Incorporated upon request.

RECENT DEVELOPMENTS

Closing of Our Offering

          In May 2013, we commenced our initial public offering of up to $1,400,000,000 in shares of our common stock, in any combination of Class A and Class C Shares, including $150,000,000 in shares of common stock through our distribution reinvestment plan ("DRIP"). We terminated sales of our Class A common stock as of June 30, 2014. As of March 27, 2015, we ceased accepting new orders for shares of our Class C common stock and closed our offering as of April 2, 2015. We issued 97,936,653 Class A Shares ($977,410,344) and 28,467,927 Class C Shares ($266,108,233) in connection with our offering, raising aggregate gross proceeds of $1,243,518,578.

          We continue to offer shares under our DRIP beyond the termination of our offering. As of April 15, 2015, we have issued 3,535,096 Class A Shares ($33,936,915) and 603,438 Class C Shares ($5,418,873) through our DRIP.

          As a result of the completion of the offering, beginning with the third quarter of 2015 we will no longer calculate our distributions based upon daily record and distribution declaration dates, but upon quarterly record and distribution declaration dates. We intend to continue to pay distributions on a quarterly basis; however, distributions are declared at the discretion of our board of directors based on a variety of factors that they will consider at the time of authorizing a potential distribution. Distributions are not guaranteed.

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  Filed Pursuant to Rule 424(b)(3) File No. 333-185111
CORPORATE PROPERTY ASSOCIATES 18—GLOBAL INCORPORATED
Prospectus Supplement No. 10 Dated April 16, 2015 To Prospectus Dated April 25, 2014
RECENT DEVELOPMENTS